LETTER AGREEMENT

Russell Fund Services Company

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re:	Amended and Restated Administrative Agreement

This Letter Agreement relates to the Amended and Restated Administrative Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008 (the “Agreement”). RIC advises you that it is creating two new funds to be named the Russell U.S. Large Cap Equity Fund and the Russell U.S. Mid Cap Equity Fund (the “New Funds”). RIC desires RFSC to provide administrative services to the New Funds pursuant to the terms and conditions of the Agreement. Section 6A of the Agreement is hereby amended to include the New Funds, each with an annual administrative fee of 0.05% of average daily net assets, payable as set forth in that Section.

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer

Accepted this day of , 20 .

RUSSELL FUND SERVICES COMPANY

By:
Sandy Cavanaugh
President